SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED  IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary proxy statement
[X]	Definitive proxy statement
[ ]	Definitive additional materials
[ ]	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

LARGE SCALE BIOLOGY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, schedule or registration statement no.:

	(3)	Filing party:

	(4)	Date filed:

LARGE SCALE BIOLOGY CORPORATION
3333 Vaca Valley Parkway
Vacaville, California 95688

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 18, 2001

To the Stockholders of Large Scale Biology Corporation:

      Please take notice that the Annual Meeting of Stockholders of Large Scale Biology Corporation, a Delaware corporation (the “Company”), will be held on Friday, May 18, 2001 at 1:00 p.m., local time, at 20451 Goldenrod Lane, Germantown, Maryland for the following purposes:

1.	To elect the entire board of twelve (12) directors of the Company, to hold office until the 2002 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2001; and

3.	To transact such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

      A Proxy Statement attached to this notice describes these matters in more detail as well as additional information about the Company and its officers and directors. The board of directors has fixed the close of business on April 6, 2001 as the record date and only holders of record of the Company’s common stock as of the close of business on April 6, 2001 are entitled to receive this Notice and to vote at this Annual Meeting and at any adjournments or postponements thereof.

By Order of the Board of Directors

/s/ John S. Rakitan

John S. Rakitan
Secretary

Vacaville, California

April 20, 2001

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

LARGE SCALE BIOLOGY CORPORATION

3333 Vaca Valley Parkway
Vacaville, California 95688

PROXY STATEMENT

      The enclosed proxy is solicited on behalf of the board of directors of Large Scale Biology Corporation (the “Company”, “we”, “us” or “our”) for the Annual Meeting of Stockholders to be held on Friday, May 18, 2001 (the “Annual Meeting”) or at any adjournments or postponements of the Annual Meeting, for the purposes set forth in the notice attached to this proxy statement. This proxy statement and accompanying proxy card are first being mailed to you on or about April 20, 2001.

GENERAL INFORMATION ABOUT VOTING

      You can vote your shares of common stock if our records show that you owned your shares on April 6, 2001, the record date. As of the record date, there were a total of 24,535,616 shares of common stock outstanding and entitled to vote at the Annual Meeting. You are entitled to one vote for each share of common stock you hold as of the record date.

      Business may be transacted at the Annual Meeting if holders of a majority of the shares of common stock entitled to vote are present in person or by proxy at the Annual Meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card.

      If your shares are held in the name of a nominee, and you do not tell the nominee how to vote your shares (a “broker nonvote”), the nominee can vote them as it sees fit only on matters that are determined to be routine, and not on any other proposal. Broker nonvotes will be counted as present to determine if a quorum exists but will not be counted as present and entitled to vote on any nonroutine proposal.

      Directors will be elected by a plurality of the votes cast by the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Proposal No. 2 will be approved by the affirmative vote of the majority of the shares of common stock present at the Annual Meeting (in person or by proxy) that are voted for or against the proposal. Abstentions will have the effect of a vote against, and broker nonvotes will not affect the outcome of the vote. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker nonvotes on each proposal.

      Please follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the Annual Meeting. If you sign and date the proxy card and mail it back to us in the enclosed envelope, the proxyholders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxyholders will vote your shares “for” such proposal (or, in the case of the election of directors, vote “for” election to the board of directors of all the nominees presented by the board of directors). Unless you instruct otherwise, the proxyholders will vote for each of the twelve (12) director nominees and for the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors.

      The matters described in this proxy statement are the only matters we know will be voted on at the Annual Meeting. If other matters are properly presented at the meeting, the proxyholders will vote your shares in accordance with the recommendations of management.

      At any time before the vote on a proposal, you can change your vote either by giving our secretary a written notice revoking your proxy card, or by signing, dating, and returning to us a new proxy card, or by attending the Annual Meeting and voting in person. We will honor the proxy card with the latest date. Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the Annual Meeting and vote your shares in person. If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares.

      We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to you. In addition to sending you these materials, some of our employees may contact you by telephone, by mail, or in person. We will not pay our employees additional compensation for contacting you.

PROPOSAL NO 1: ELECTION OF DIRECTORS

      The Company’s board of directors presently has eleven members, and consists of eight outside directors, Marvyn Carton, Bernard I. Grosser, M.D., Charles A. Hayes, Sol Levine, John W. Maki, John J. O’Malley, James P. TenBroek, and Jacobo Zaidenweber, M.D., and three employees of the Company, Robert L. Erwin, N. Leigh Anderson, Ph.D. and Robert J. Walden. The board of directors approved a slate of twelve director nominees of which ten are incumbent directors. Mr. Walden, an incumbent director, will not stand for reelection. Our bylaws and certificate of incorporation provide that each director elected at the Annual Meeting will serve until the Company’s next Annual Meeting or until each such director’s successor shall have been duly elected and qualified. The director nominees, and their ages as of the date of the Annual Meeting, their principal occupation, and the period during which they have served as a director of the Company are set forth in the following table and the paragraphs which follow:

			Served as
Name	Age	Principal Occupation	Director Since

Robert L. Erwin	47	Chairman of the Board, Chief Executive Officer of the Company	1987

N. Leigh Anderson, Ph.D.	51	Chief Scientific Officer, President of our proteomics subsidiary	1999

Norman G. Anderson, Ph.D.	82	Chief Scientist of our proteomics subsidiary	N/A

Marvyn Carton	83	Former principal of Allen & Company	1988 – 1990; 1998

Bernard I. Grosser, M.D.	72	Professor and Chairman Department of Psychiatry, University of Utah School of Medicine	1996

Charles A. Hayes	66	Chairman of the Board of Guilford Mills, Inc.	1990

Sol Levine	72	Former President of Revlon, Inc.	1992

John W. Maki	40	Managing Director of Audax Management Company, LLC	1997

John J. O’Malley	54	Managing Director of Audax Management Company, LLC	1997

Kevin J. Ryan	61	Former President & CEO of Wesley Jessen VisionCare, Inc.	1992 – 1996

James P. TenBroek	40	Managing Director of Wind Point Investors, LLC	1997

Jacobo Zaidenweber, M.D.	71	Chairman of the Board of American Textil, S.A. de C.V.	1987

      Robert L. Erwin co-founded the Company in 1987 and has been Chairman of the Board and Chief Executive Officer since 1992; from 1988 to 1992, he served as President and Chief Executive Officer. As a co-founder of Sungene Technologies Corporation, he served as Vice President of Research and Product Development from 1981 through 1986. Mr. Erwin is the former chairman of the State of California Breast Cancer Research Council and currently serves on the University of California President’s Engineering Advisory Council. He is Chairman of the Supervisory Board of Icon Genetics AG. Mr. Erwin has served on the Biotechnology Industry Advisory Board for Iowa State University. Mr. Erwin received his M.S. degree in genetics from Louisiana State University.

      N. Leigh Anderson, Ph.D. has been a director of the Company since September 1999. On March 21, 2001, Dr. Anderson was appointed as the Company’s Chief Scientific Officer. Dr. Anderson has served as President of the Company’s proteomics subsidiary since 1987. Dr. Anderson obtained his B.A. in physics with honors from Yale University and a Ph.D. in molecular biology from Cambridge University (England).

      Norman G. Anderson, Ph.D. is the Chief Scientist of our proteomics subsidiary where he has been employed since 1987. Dr. Anderson is an internationally known scientist and inventor with extensive experience in creating instrumentation for 2-DE and related technologies. His career has included senior scientific positions at both Oak Ridge and Argonne National Laboratories, the publication of over 300 scientific papers and receipt of some 20 prestigious awards in recognition of his work in science and technology. Dr. Anderson received his Ph.D. in cell physiology from Duke University.

      Marvyn Carton was a director of the Company from 1988 to 1990 and currently has been a member of the board of directors since October 1998 when he rejoined the board of directors. Mr. Carton was an Executive Vice President and Director with the investment-banking firm of Allen & Company until his retirement in 1992. Mr. Carton received his B.A. from Brown University and his M.B.A. from New York University.

      Bernard I. Grosser, M.D. has been a director of the Company since 1996. Dr. Grosser has served as a Professor and as the Chairman, Department of Psychiatry, University of Utah School of Medicine since 1982. He also serves as a director of Human Pheromone Sciences, Inc. Dr. Grosser received his B.A. from the University of Massachusetts, his M.S. in zoology from the University of Michigan and his M.D. from Case Western Reserve University.

      Charles A. Hayes has been a director of the Company since 1990. Mr. Hayes is Chairman of the Board of Guilford Mills, Inc. where he has been employed since 1976. Mr. Hayes serves as a director of U.S. Trust, North Carolina, and is a director of Southwest Farms & Ranches.

      Sol Levine has been a director of the Company since 1992. Mr. Levine is a nonvoting member of Technology Directors II, LLC and Technology Directors II BST, LLC. Mr. Levine was the President of Revlon, Inc. until his retirement in 1990.

      John W. Maki has been a director of the Company since 1997. In November 1999, Mr. Maki became a Managing Director of Audax Management Company LLC, a division of Audax Group LLC. From 1998 through 1999 Mr. Maki was a Managing Director of Technology Directors, Inc. and also served as a Managing Director of Technology Directors II, LLC from 1997 through 1998. He was a principal at Bain Capital, Inc. from 1993 to 1997. Mr. Maki is also a member of the Supervisory Board of Icon Genetics AG, a board member of Therascope, AG and is a member of Technology Directors II, LLC and Technology Directors II BST, LLC. Mr. Maki received his B.A. in economics from Harvard College.

      John J. O’Malley has been a director of the Company since 1997. In November 1999, Mr. O’Malley became a Managing Director of Audax Management LLC, a division of Audax Group LLC. From April through November 1999, Mr. O’Malley served as Managing Director of Technology Directors, Inc. From 1994 to 1999 he was Executive Vice President of Bain Capital, Inc. He is a member of Technology Directors II, LLC and Technology Directors II BST, LLC. Mr. O’Malley received his A.B. in economics from Middlebury College and his M.B.A. from the Wharton School of the University of Pennsylvania.

      Kevin J. Ryan served as President, Chief Executive Officer and a director of Wesley Jessen VisionCare, Inc. from June 1995 through 2000. Mr. Ryan is Chairman of the Board of CibaVision’s Advisory Committee. From 1991 to 1995, Mr. Ryan was our President and served as a director of the Company from 1992 to 1996. From 1987 to 1990, Mr. Ryan served as President of Barnes-Hind’s contact lens business; from 1983 to 1987, as President of Revlon VisionCare (a division of Revlon, Inc.); and from 1978 to 1983, as President of Barnes-Hind (then a part of Revlon VisionCare); and from 1974 to 1978 as Vice President of Sales and Marketing at the Westwood Division of Bristol-Myers. Mr. Ryan is a member of Technology Directors II, LLC and Technology Directors II BST, LLC and a director of Sonic Inovations, Inc.

      James P. TenBroek has been a director of the Company since 1997. Mr. TenBroek has been a Managing Director with Wind Point Partners III, LP since 1997, Wind Point Partners IV, LP since 1998 and was an investment professional with Golder, Thoma, Cressey, Rauner, Inc. from 1994 to September 1997. Mr. TenBroek is a managing member of Technology Directors BST II, LLC and a member of Technology Directors II, LLC. Mr. TenBroek received his A.B. in engineering from Dartmouth College, his M.S. in electrical engineering from Cornell University and his M.B.A. from Harvard Business School.

      Jacobo Zaidenweber, M.D., has been a director of the Company since 1987. Dr. Zaidenweber is Chairman of American Textil, S.A. de C.V., a textile manufacturer, and he is a director of Guilford Mills, Inc. He has served as the Coordinator for the Private Sector for the North American Free Trade Agreement in the Section of Textiles and Tariffs. He is the former President of the Coordinating Committee of the United States-Mexico Chamber of Commerce. Dr. Zaidenweber received his M.D. from the University of Mexico.

      There are no family relationships among any of our directors and officers except for Dr. N. Leigh Anderson, our Chief Scientific Officer and a director, who is the son of Dr. Norman G. Anderson who is a director nominee and the Chief Scientist of our proteomics subsidiary.

THE BOARD OF DIRECTORS AND COMMITTEES

      During 2000, the Board of Directors consisted of eleven members: Drs. N.L. Anderson, Grosser and Zaidenweber and Messrs. Carton, Erwin, Hayes, Levine, Maki, O’Malley, TenBroek and Walden. Mr. Walden will not stand for reelection at the Annual Meeting. Since the size of the board of directors was increased to twelve members in March 2001 and the new directorship was not filled, at the Annual Meeting there will be two vacancies to be filled. The board of directors held five meetings in 2000. No director attended fewer than 75% of the aggregate of the total number of meetings of the board of directors.

      The audit committee is composed of independent directors who in accordance with the Audit Committee Charter, assist the board of directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company. The audit committee currently consists of three directors: Messrs. Carton, Levine and TenBroek. The audit committee met two times in 2000. Each audit committee member attended each of the meetings.

      The board of directors adopted and approved a charter for the audit committee in July 2000, a copy of which, as amended through April 2001, is attached hereto as Exhibit A. The board of directors has determined that all members of the audit committee are “independent” as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers.

      The executive committee acts on an interim basis between meetings of the full board of directors with all of the authority and power of the full board of directors in the management of our business and affairs, except as otherwise limited by our bylaws. The executive committee currently consists of three directors: Messrs. Erwin, Levine and Maki. The executive committee met one time in 2000. Each executive committee member attended the executive committee meeting.

      The compensation committee reviews and approves the compensation and benefits for our executive officers, administers our stock plans and performs other duties as may from time to time be determined by the board of directors. The compensation committee currently consists of three outside directors: Dr. Grosser and Messrs. O’Malley and TenBroek. The compensation committee met once in 2000. Each compensation committee member attended the meeting.

      The nominating committee recommends to the board of directors individuals for election as directors of the Company. The nominating committee currently consists of three directors: Messrs. Erwin, Hayes and Maki. The nominating committee did not meet in 2000 and the Company intends to terminate this committee prior to the Annual Meeting.

Director Compensation

      We do not pay cash compensation to directors who are not our employees, but they do receive stock options and reimbursement of out-of-pocket travel expenses for attendance at meetings of the board of directors. Directors who are also our employees do not receive additional compensation for serving as directors. Under the Company’s 2000 Stock Incentive Plan, non-employee directors receive automatic option grants to purchase 30,000 shares upon becoming directors and automatic option grants to purchase 6,000 shares of common stock on the date of each Annual Meeting, if they continue to serve as directors. The 2000 Stock Incentive Plan also contains a director fee option grant program. Should this program be activated in the future, each non-employee director will have the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of an option with an exercise price below the then fair market value. There were no stock options granted to directors in 2000.

Compensation Committee Interlocks and Insider Participation

      Prior to January 25, 2001, the compensation committee consisted of Dr. Grosser and Messrs. Erwin, O’Malley and TenBroek. Mr. Erwin did not vote on any compensation issues affecting himself, directors or officers of the Company in 2000. After January 25, 2001, the compensation committee has consisted of Dr. Grosser and Messrs. O’Malley and TenBroek. Mr. O’Malley is affiliated with a company with whom we transact business. See “Certain Relationships and Related Transactions.” None of our executive officers serve as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our board of directors or compensation committee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NAMED NOMINEE.

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF AUDITORS

      The board of directors has appointed Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2001. The board of directors has authorized and directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited the Company’s financial statements since 1999.

      Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

      Stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors is not required by the Company’s bylaws or otherwise. However, the board of directors has elected to seek such ratification as a matter of sound corporate practice. Should the stockholders fail to ratify the appointment of Deloitte & Touche LLP as independent auditors, the board of directors will reevaluate this selection of auditors.

      Effective December 1999, Deloitte & Touche LLP was engaged as our independent auditors and PricewaterhouseCoopers LLP was dismissed as our independent auditors. The decision to change auditors was approved by the board of directors. The former independent auditors’ reports on the Company’s financial statements as of and for the years ended December 31, 1997 and 1998 did not contain an adverse opinion, a disclaimer of opinion or any qualifications or modifications related to uncertainty, limitation of audit scope or application of accounting principles.

      In the period from January 1, 1997 through the date on which Deloitte & Touche LLP was engaged as our independent auditors, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to reference the subject matter of the disagreement in any of their reports.

      Before December 1999, we had not consulted with Deloitte & Touche LLP on items that involved our accounting principles or the form of audit opinion to be issued on our financial statements.

      The following table sets forth the aggregate fees billed by Deloitte & Touche LLP to the Company for:

1. Audit fees in connection with the audit of the Company’s 2000 annual financial statements and the review of financial statements in the Company’s quarterly report on Form 10-Q filed for the quarter ending September 30, 2000;

2. Financial information systems design and implementation fees for the year 2000; and

3. All other fees for the year 2000 other than for services covered in 1 and 2.

Audit Fees	$85,000

Financial Information Systems Design and Implementation Fees	$0

All Other Fees (these fees principally relate to the Company’s initial public offering of its common stock in 2000)	$869,000

      The audit committee of the board of directors has considered whether provision of the services described in items 2 and 3 above is compatible with maintaining auditor independence, and has determined that such services have not adversely affected Deloitte & Touche LLP’s independence.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE

APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS.

OTHER MATTERS

      Our board of directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the recommendations of management.

      A copy of our annual report for the 2000 fiscal year has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material. It is important that the proxies be returned promptly and that your shares be represented. You are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

EXECUTIVE OFFICERS

      The following sets forth certain information regarding the executive officers of the Company as of March 31, 2001.

      Robert L. Erwin. See “Proposal No. 1: Election of Directors” for Mr. Erwin’s biography.

      N. Leigh Anderson, Ph.D., See “Proposal No. 1: Election of Directors” for Dr. Anderson’s biography.

      David R. McGee, Ph.D., age 51, co-founded the Company and has served as our Vice President since 1987, Assistant Secretary since 1991 and as Senior Vice President and Chief Operating Officer since 1997. Before joining the Company, from 1983 to 1987, Dr. McGee was Vice President of Operations at Sungene Technologies Corporation. Dr. McGee received his Ph.D. in genetics from Louisiana State University and served as a faculty instructor of zoology and genetics at Louisiana State University.

      William M. Pfann, age 58, joined the Company in August 2000 as the Senior Vice President Finance and Chief Financial Officer. Prior to joining the Company, Mr. Pfann served as Western Region Risk Management Partner with PricewaterhouseCoopers LLP where he was employed for over thirty years in various capacities including Managing Partner of the Northern California Emerging Business Practice. Mr. Pfann has a B.S. in business administration from the University of California, Berkeley and received his M.B.A. in accounting from Golden Gate University.

      John S. Rakitan, age 56, joined the Company in 1987 as the controller. He served as treasurer from 1988 to 1990. Mr. Rakitan was appointed Vice President, General Counsel and Assistant Secretary in 1988, Secretary in 1991 and Senior Vice President in 1999. Before joining the Company, Mr. Rakitan was an attorney in private practice. Mr. Rakitan received his J.D. from the University of Notre Dame.

      Laurence K. Grill, Ph.D., age 51, co-founded the Company and has served as our Vice President, Research, since 1987 and as Senior Vice President since 1999. Dr. Grill was employed as the Manager of Plant Molecular Biology for Sandoz Crop Protection Corporation from 1984 to 1987 and Senior Research Scientist in the Department of Molecular Biology at Zoecon Research Institute from 1980 to 1984. He received his Ph.D. in plant pathology from the University of California at Riverside.

      R. Barry Holtz, Ph.D., age 54, joined the Company in 1989 as a Vice President of Bioprocess Development. Dr. Holtz has served as our Vice President, Bioprocess Development since 1989, and as Senior Vice President since 1999. From 1981 to 1989, Dr. Holtz was President of Holtz Bioengineering, Inc. Dr. Holtz received his Ph.D. in biochemistry from Pennsylvania State University and served as Assistant Professor in the Department of Food Science and Nutrition at Ohio State University.

      Daniel Tusé, Ph.D., age 49 joined the Company as Vice President, Pharmaceutical Development in 1995. Before joining the Company, Dr. Tusé was Assistant Director of the Life Sciences Division of SRI International. Dr. Tusé received his Ph.D. in microbiology from the University of California, Davis.

      Guy della-Cioppa, Ph.D., age 51, joined the Company in 1989 and serves as our Vice President, Genomics. Prior to joining the Company in 1989, Dr. della-Cioppa worked for Monsanto Company from 1984 to 1989 and served as an NIH Postdoctoral Fellow at the Worcester Foundation for Experimental Biology from 1983 to 1984. Dr. della-Cioppa received his Ph.D. in biology from the University of California, Los Angeles.

      Michael D. Centron, age 45, joined the Company as the controller in 1988. He has served as our treasurer since 1991 and was appointed a Vice President on March 21, 2001. Before joining the Company, Mr. Centron was Audit Supervisor for Varian Associates from 1985 through 1988. Mr. Centron also worked for Arthur Young and Co., currently Ernst & Young. Mr. Centron is a certified public accountant and received his B.S. in economics from the Wharton School of the University of Pennsylvania and his M.B.A. from the University of California, Berkeley.

      Robert J. Walden, age 45, has been a director of the Company since May 1999. Mr. Walden has served as Vice President, Finance, at the Company’s proteomics subsidiary since 1997 and on March 9, 2001 was appointed Vice President, General Manager of Proteomics Subsidiary. Mr. Walden previously served as Vice President of Finance and Administration at Osiris Therapeutics, Inc. from 1995 to 1996 and as Chief Financial Officer at the American Type Culture Collection from 1990 to 1995. Mr. Walden received his degree in finance from the University of Maryland.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of March 31, 2001, by:

•	Each person or entity who is known by us to beneficially own greater than 5% of our outstanding stock;

•	Our Chief Executive Officer and our four other most highly compensated executive officers;

•	Each of our directors and director nominees;

•	All current directors and executive officers as a group.

      Each stockholder’s percentage ownership in the following table is based on 24,535,616 shares of common stock outstanding as of March 31, 2001. For purposes of calculating each stockholder’s percentage ownership, any shares of common stock as to which the stockholder has sole or shared voting power and any shares issuable under options or warrants exercisable within 60 days after March 31, 2001 held by such stockholder are treated as outstanding shares.

      Unless otherwise indicated, the principal address of each of the stockholders below is c/ o Large Scale Biology Corporation, 3333 Vaca Valley Parkway, Suite 1000, Vacaville, CA 95688. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power in all shares of common stock held by them.

	Number of Shares	Percentage of Shares
Beneficial Owner	Beneficially Owned	Beneficially Owned

Kevin Ryan(1)	5,371,833	21.9%

John W. Maki(2)	4,952,871	20.2

John J. O’Malley(3)	4,952,871	20.2

Technology Directors II, LLC(4)	3,804,390	15.5
460 Bloomfield Ave., Ste. 200 Montclair, NJ 07042

The Dow Chemical Company(5)	1,848,091	7.0
2030 Dow Center Midland, MI 48674

N. Leigh Anderson, Ph.D.(6)	1,370,197	5.6

James P. TenBroek(7)	1,161,981	4.7

Robert L. Erwin(8)	761,406	3.1

Jacobo Zaidenweber, M.D.(9)	705,000	2.9

Norman G. Anderson, Ph.D.(10)	560,957	2.3

Sol Levine(11)	384,697	1.6

David R. McGee, Ph.D.(12)	363,657	1.5

Laurence K. Grill, Ph.D.(13)	354,380	1.4

Marvyn Carton(14)	205,006	*

Bernard I. Grosser, M.D.(15)	115,920	*

Charles Hayes(16)	107,683	*

Robert J. Walden(17)	221,921	*

R. Barry Holtz, Ph.D.(18)	105,564	*

Directors and officers as a group (19 persons)	10,511,853	40.8%

*	Less than one percent.

(1)	Includes 3,804,390 shares held by Technology Directors II, LLC and 1,139,106 shares held by Technology Directors II BST, LLC. Mr. Ryan is a managing member of Technology Directors II, LLC and Technology Directors II BST, LLC. Mr. Ryan disclaims beneficial ownership of the shares held by Technology Directors II, LLC and Technology Directors II BST, LLC, except to the extent of his pecuniary interest in these entities.

(2)	Represents 3,804,390 shares held by Technology Directors II, LLC, 1,139,106 shares held by Technology Directors II BST, LLC, and 9,375 shares issuable upon exercise of options exercisable within 60 days of March 31, 2001. Mr. Maki is a managing member of Technology Directors II, LLC and Technology Directors II BST, LLC. Mr. Maki disclaims beneficial ownership of the shares held by Technology Directors II, LLC and Technology Directors II BST, LLC, except to the extent of his pecuniary interest in these entities.

(3)	Represents 3,804,390 shares held by Technology Directors II, LLC, 1,139,106 shares held by Technology Directors II BST, LLC, and 9,375 shares issuable upon exercise of options exercisable within 60 days of March 31, 2001. Mr. O’Malley is a managing member of Technology Directors II, LLC and Technology Directors II BST, LLC. Mr. O’Malley disclaims beneficial ownership of the shares held by Technology Directors II, LLC and Technology Directors II BST, LLC, except to the extent of his pecuniary interest in these entities.

(4)	Based on a Schedule 13D filed February 15, 2001. Messrs. Maki, O’Malley and Ryan share voting and dispositive power with respect to Technology Directors II, LLC.

(5)	Represents 1,848,091 shares issuable upon exercise of a warrant exercisable within 60 days of March 31, 2001.

(6)	Includes 249,289 shares owned by Dr. Anderson’s wife, and 123,750 shares issuable upon exercise of options exercisable within 60 days of March 31, 2001. Dr. Anderson disclaims beneficial ownership with respect to the shares held of record by his wife.

(7)	Represents 1,139,106 shares held by Technology Directors II, BST LLC, 6,510 shares held in an IRA for the benefit of Mr. TenBroek and 6,990 shares of common stock held in an IRA for the benefit of Mr. TenBroek’s wife, and 9,375 shares issuable upon exercise of options exercisable within 60 days of March 31, 2001. Mr. TenBroek is a managing member of Technology Directors II BST, LLC and a non-voting member of Technology Directors II, LLC. Accordingly, Mr. TenBroek’s holdings do not include shares held by Technology Directors II, LLC. Mr. TenBroek disclaims beneficial ownership of the shares held by Technology Directors II BST, LLC, except to the extent of his pecuniary interest in therein.

(8)	Includes 136,875 shares issuable upon exercise of options exercisable within 60 days of March 31, 2001.

(9)	Includes 15,000 shares held by the estate of Dr. Zaidenweber’s wife and 620,625 shares held by Toreador, S.A., and 9,375 shares issuable upon exercise of options exercisable within 60 days of March 31, 2001. Dr. Zaidenweber shares voting and dispositive power with respect to the shares held by Toreador, S.A.

(10)	Includes 162,147 shares owned by Dr. Anderson’s wife, and 61,875 shares issuable upon exercise of options exercisable within 60 days of March 31, 2001. Dr. Anderson disclaims beneficial ownership with respect to the shares held of record by his wife.

(11)	Includes 46,875 shares issuable upon exercise of options exercisable within 60 days of March 31, 2001. Mr. Levine is a non-voting member of Technology Directors II, LLC and Technology Directors II BST, LLC. Accordingly, his holdings do not include shares held by these entities.

(12)	Includes 84,375 shares issuable upon exercise of options exercisable within 60 days of March 31, 2001.

(13)	Includes 61,875 shares issuable upon exercise of options exercisable within 60 days of March 31, 2001.

(14)	Includes 9,375 shares issuable upon exercise of options exercisable within 60 days of March 31, 2001.

(15)	Includes 9,375 shares issuable upon exercise of options exercisable within 60 days of March 31, 2001.

(16)	Includes 22,875 shares issuable upon exercise of options exercisable within 60 days of March 31, 2001.

(17)	Includes 61,875 shares issuable upon exercise of options exercisable within 60 days of March 31, 2001.

(18)	Includes 84,375 shares issuable upon exercise of options exercisable within 60 days of March 31, 2001.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

      The following table provides certain information summarizing the compensation earned by our Chief Executive Officer and each of the four other most highly compensated executive officers whose salary and bonus was in excess of $100,000 for fiscal year 2000, for services rendered in all capacities to the Company, and its proteomics subsidiary. The individuals named in the table will be referred to as the “Named Executive Officers.” No other executive officers who would have been included in the table on the basis of their salary and bonus for fiscal year 2000 resigned or terminated employment during fiscal year 2000. For a list of current executive officers, see “Executive Officers” above.

Summary Compensation Table

	Fiscal	Annual Compensation(1)
	Year
Name and Principal Position	Ended	Salary	Bonus	Other

Robert L. Erwin	2000	$184,000	$—	$—
Chairman of the Board and Chief Executive Officer

N. Leigh Anderson, Ph.D.	2000	185,000	—	—
President and Chief Executive Officer, Large Scale Proteomics

Laurence K. Grill, Ph.D.	2000	150,000	—	—
Senior Vice President, Research

R. Barry Holtz, Ph.D.	2000	150,000	—	—
Senior Vice President, Bioprocess Development

David R. McGee, Ph.D.	2000	165,000	—	—
Senior Vice President and Chief Operating Officer

(1)	Excludes other compensation in the form of perquisites and other personal benefits that constitute the lesser of $50,000 or 10% of the total annual salary or bonus in 2000.

Stock Option Grants in Fiscal 2000

      No stock options were granted to the Named Executive Officers in 2000. In 2000, we granted options to purchase an aggregate of 346,200 shares to employees, one executive officer and consultants under our 2000 Stock Incentive Plan at an exercise price of the closing stock price on the date of grant or prior trading date if granted on a non-trading day.

Aggregated Option Exercises and Fiscal Year-End Values

      The table below sets forth certain information with respect to the Named Executive Officers concerning their exercise of options during fiscal year 2000 and the value of unexercised “in-the-money” options they held as of the end of such fiscal year. “In-the-money” options represent the positive difference between the exercise price of each outstanding stock option and the closing price of our common stock as reported on the Nasdaq National Market on December 29, 2000, the last day of trading for 2000, which was $9.50. Unless otherwise indicated below, our options generally become exercisable and vest ratably over a period of 12 to 16 quarters thereafter. The value of unexercised in-the-money options at December 31, 2000 set forth in the table below may never be realized.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

			Number of Shares of
			Common Stock Underlying		Value of Unexercised
	Common		Unexercised Options at		In-the-Money Options at
	Stock		December 31, 2000		December 31, 2000
	Acquired	Value
	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert L. Erwin	—	$—	135,000	15,000	$270,000	$30,000

N. Leigh Anderson, Ph.D.	—	—	60,000	15,000	120,000	30,000

Laurence K. Grill, Ph.D.	3,750	16,000	75,750	15,000	233,000	30,000

R. Barry Holtz, Ph.D.	—	—	82,500	15,000	281,000	30,000

David R. McGee, Ph.D.	—	—	82,500	15,000	281,000	30,000

Employment Contracts, Termination of Employment Arrangements and Change of Control Agreements

      In connection with our acquisition of our proteomics subsidiary, we entered into employee agreements with two of the founders of that company: Dr. N. Leigh Anderson, who is one of our directors and Chief Scientific Officer, and Dr. Norman Anderson, who is the Chief Scientist at our proteomics subsidiary and Dr. N. Leigh Anderson’s father. The agreements provide for base salaries of $185,000. Each agreement provides for non-competition with our proteomics subsidiary over the five-year term of the agreement. If Dr. N. Leigh Anderson’s employment were terminated without cause or on other specific conditions, he would have a license for non-competitive applications of the technology of our proteomics subsidiary owned before our acquisition of that company. In lieu of a similar license to use such pre-existing technology, Dr. Norman Anderson received a cash settlement of $20,833 per month payable over two years. We have also entered into a License and Consulting Agreement with Dr. Norman Anderson covering biochip technology developed by him. The agreement provides for a $4,000 per month consulting fee over two years and license fee of $6,667 per month over five years. The license is a worldwide, exclusive, non-royalty bearing license to biochip technology. We paid an aggregate of $228,000 and $190,000 in 2000 and 1999, respectively under these agreements. Amounts owed under these arrangements at December 31, 2000 were $295,000 and were included in accrued expenses.

      The following pages contain a report issued by our Compensation Committee relating to executive compensation for fiscal 2000, a report issued by our Audit Committee relating to its review of our financial statements, procedures and practices, and a chart titled “Stock Performance Graph.” Stockholders should be aware that under SEC rules, the Compensation Committee Report On Executive Compensation, the Audit Committee Report and the Stock Performance Graph are not deemed to be “soliciting material” or “filed” with the SEC under the Securities Exchange Act of 1934, and are not incorporated by reference in any past or future filing by the Company under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, unless these sections are specifically referenced.

COMPENSATION COMMITTEE REPORT ON

EXECUTIVE COMPENSATION

Compensation Committee Report

      The Compensation Committee of the board of directors sets the compensation of the Chief Executive Officer and other officers of the Company, reviews the design, administration and effectiveness of compensation programs for other key executives and approves stock option grants for all executive officers. The Committee is composed entirely of outside directors.

Compensation Philosophy and Objectives

      The Company operates in the extremely competitive and rapidly changing biotechnology industry. The Committee believes that the compensation programs for the executive officers should be designed to attract, motivate and retain talented executives responsible for the success of the Company and should be determined within a competitive framework and based on the achievement of designated financial targets, individual contribution, customer satisfaction and financial performance relative to that of the Company’s competitors.

      Within this overall philosophy, the Committee’s objectives are to:

•	Offer a total compensation program that takes into consideration the compensation practices of a group of selected companies in the biotechnology field.

•	Provide annual variable incentive awards that take into account the Company’s overall financial performance in terms of designated corporate objectives as well as individual contributions.

•	Align the financial interests of executive officers with those of stockholders by providing significant equity-based, long-term incentives.

Compensation Components and Process

      The three major components of the Company’s executive officer compensation are: (i) base salary, (ii) variable incentive awards and (iii) long-term, equity-based incentive awards. The Committee determines the compensation levels for the executive officers with the assistance of the Company’s Human Resources Department and an independent consulting firm that furnish the Committee with executive compensation data drawn from a survey of similarly sized companies in the biotechnology field. The positions of the Company’s Chief Executive Officer and executive officers were compared with those of their counterparts and the market compensation levels for comparable positions were examined to determine base salary, target incentives and total cash compensation and stock option grants.

      The base salary for each executive officer is set on the basis of responsibilities, personal performance and a review of comparable positions at similarly sized companies in our industry. The level of base salary set for such executive officers to date has been comparable to the surveyed compensation.

      Variable Incentive Awards. To reinforce the attainment of Company goals, the Committee believes that a portion of the annual compensation of each executive officer should be in the form of variable incentive pay. On March 9, 2001, the board of directors adopted a plan to provide such incentive compensation to take effect in 2001. The annual incentive compensation for executive officers is determined on the basis of the Company’s achievement of the financial performance targets and also includes a component based on the executive’s individual performance. No incentive payments were made to executive officers in 2000.

      Long-Term, Equity-Based Incentive Awards. The goal of the Company’s long-term, equity-based incentive awards is to align the interests of executive officers with stockholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The Committee determines the size of long-term, equity-based incentives according to each executive’s position within the Company and sets a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, the Committee takes into account an individual’s recent performance, his or her potential for future responsibility and promotion, comparable awards made to individuals in similar positions at similarly sized companies in our industry and the number of unvested options held by each individual at the time of the new grant. The relative weight given to each of these factors varies among individuals at the Committee’s discretion. Option grants to acquire shares of the Company’s common stock are at a fixed price per share (generally, the market price on the grant date) over a specified period of time. Options granted vest in quarterly installments generally over a three or four year period, contingent upon the optionee’s continued employment with the Company. Accordingly, the option grants will provide a return only if the optionee remains with the Company and only if the market price of the Company’s common stock appreciates over the option term. Promptly after the company’s initial public offering, the full board of directors authorized the grant of options to purchase 220,000 shares of common stock to the Company’s newly-hired Chief Financial Officer, which were the only options granted to executive officers in 2000.

      Mr. Erwin’s base salary in 2000 was $184,000, as it was in 1999. With respect to Mr. Erwin’s base salary, the Committee took into account base salaries of chief executive officers in certain other companies in the field of biotechnology, and the fact that the Company’s stock was not publicly traded at the time the base salary was established in 1999. No options were granted to Mr. Erwin in 2000 in view of the options granted to him in 1999.

Compliance with Internal Revenue Code Section 162(m)

      Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance based compensation paid to the Company’s executive officers for the 2000 fiscal year did not exceed the $1 million limit for any officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to the Company’s executive officers for fiscal 2001 will exceed that limit. The Company’s 2000 Stock Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation that will not be subject to the $1 million limitation. Because it is unlikely that the cash compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company’s executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

Other Elements of Executive Compensation

      Executives are eligible for corporation-wide medical and dental benefits, participation in a 401(k) plan under which the Company currently provides matching contributions up to $5,100 per year and participation in the Company Employee Stock Purchase Plan. In addition, executives participate in a corporation-wide short and long-term disability insurance program and a group term life insurance program.

      It is the opinion of the Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align our performance and interests of our stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short- and long-term.

Submitted by the Compensation Committee of our
Board of Directors

Bernard I. Grosser, M.D.
John J. O’Malley
James P. TenBroek

AUDIT COMMITTEE REPORT

      In accordance with its written charter adopted by the board of directors, the Audit Committee of the board of directors assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2000, included in the Company’s Annual Report on Form 10-K for that year.

      The Audit Committee has reviewed and discussed these audited financial statements with management of the Company and its independent auditors, Deloitte & Touche LLP, prior to public release. In addition, the Committee discussed the interim financial information included in the notes to these financial statements with management and the Company’s independent auditors prior to the release of the information in the Company’s quarterly earnings announcement.

      The Audit Committee has discussed with the Company’s independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

      The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (“Independence with Audit Committees”) as amended, and has discussed with Deloitte & Touche LLP the independence of Deloitte & Touche LLP from the Company.

      Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Company’s board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of our
Board of Directors

Marvyn Carton
Sol Levine
James TenBroek

STOCK PERFORMANCE GRAPH

      The graph below compares the cumulative total stockholder return on our common stock from August 10, 2000 (the first Nasdaq trading day for our stock) to August 31, 2000, September 30, 2000, October 31, 2000, November 30, 2000 and December 31, 2000 with the cumulative total return on the Nasdaq Stock Market-U.S. Index and a peer group of issuers selected by the Company for comparison over the same period (assuming the investment of $100 in the common stock of the Company, in the Nasdaq Stock Market-U.S. Index and in the peer issuers as a group, and reinvestment of all dividends). The peer issuers are Ciphergen Biosystems, Inc., Diversa Corporation, Dyax Corp., Exelixis, Inc., Gemini Genomics Plc, Genomic Solutions, Inc., Illumina, Inc., Incyte Genomics, Inc., Lexicon Genetics, Paradigm Genetics, Inc., Celera Genomics, and Rigel Pharmaceuticals, Inc.

      The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of our common stock.

COMPARISON OF 4 MONTH CUMULATIVE TOTAL RETURN

AMONG LARGE SCALE BIOLOGY CORPORATION,
THE NASDAQ STOCK MARKET (U.S.) INDEX AND A PEER GROUP

	Cumulative Total Return

	8/10/2000	8/00	9/00	10/00	11/00	12/00

Large Scale Biology Corporation	100.00	141.24	149.66	84.83	45.13	43.41
NASDAQ Stock Market (U.S.)	100.00	112.01	97.46	89.43	68.95	65.25
Peer Group	100.00	117.60	110.39	82.34	52.39	49.92

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In September 1998, we entered into a three-year collaboration and license agreement with The Dow Chemical Company and Dow AgroSciences Company, collectively Dow. This agreement provides funding for sponsored genomics research, royalties upon sales by Dow of products that result from this collaboration and payments when specific milestones are reached. We recognized revenues of $20.0 million in 2000, $14.2 million in 1999 and $2.9 million in 1998 under this agreement. In connection with entering into this agreement, we issued a warrant to purchase up to 1,848,091 shares of our common stock to Dow that has an exercise price of $10.14 per share. The warrant expires upon the earlier of August 31, 2003 or two years after termination of the agreement.

      Please refer to “Executive Compensation and Related Information-Employment Contracts, Termination of Employment Arrangements and Change of Control Agreements” for a description of employment and non-competition agreements with Dr. N.L. Anderson, our Chief Scientific Officer and Dr. N. Anderson, the Chief Scientist of our proteomics subsidiary.

      Please refer to “Executive Compensation and Related Information Employment Contracts, Termination of Employment Arrangements and Change of Control Agreements” for a description of a license and consulting agreement with Dr. N. Anderson, the Chief Scientist of our proteomics subsidiary.

      We have a consulting and business development arrangement with Technology Directors, Inc. Under this agreement, Technology Directors, Inc. is entitled to receive a fee of up to approximately $800,000 depending on payments made in connection with our agreement with Dow. We paid $99,000 in 2000, $285,000 in 1999 and $219,000 in 1998 to Technology Directors, Inc. under this agreement. We also have entered into a consulting agreement with Technology Directors, Inc. for consulting services to be provided by Mr. Maki, one of our directors, and, in 1999, the agreement was expanded to include Mr. O’Malley, another of our directors, under this agreement. We paid Technology Directors, Inc. an additional $333,000 in 1999 and $83,000 in 1998, as well as expense reimbursements of $26,000 in 1999. No fees were paid in 2000 under the consulting agreement to Technology Directors, Inc. At the time we entered into these agreements, Messrs. Maki and O’Malley, were managing directors of Technology Directors, Inc. and Messrs. Levine, Maki, O’Malley and TenBroek were members of Technology Directors II, LLC and Technology Directors II BST, LLC.

      We have a license agreement with Icon Genetics AG, and the International Institute of Cell Biology, National Academy of Sciences of Ukraine. This license provides the Company an exclusive, worldwide, fully paid-up license to specified technology for a license fee payable in eight quarterly installments of $37,500. An additional $200,000 was paid upon achievement of specified milestones. Under this agreement, the Company was granted a worldwide, non-exclusive license to technology, subject to a 2% royalty on the sale of products developed with such technology. We also have a research services and ownership of intellectual property agreement that provided for payments of $200,000 to Icon Genetics AG. Under these agreements, the Company paid $450,000 and $213,000 in 2000 and 1999, respectively, to Icon Genetics AG and the International Institute of Cell Biology. The Company’s Chief Executive Officer and Chairman of the Board serves as Chairman of the Supervisory Board of Icon Genetics AG. Mr. Maki, another of the Company’s directors, is a member of the Supervisory Board and a principal shareholder of Icon Genetics AG.

      We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions, including loans, if any, between us and our officers, directors and principal stockholders and their affiliates and any transactions between us and any entity with which our officers, directors or 5% stockholders are affiliated will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors of the board of directors and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      The members of the board of directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of the common stock and their transactions in such common stock. Based solely upon the review of the Forms 3, 4 and 5 furnished to the Company and certain representations made to the Company, the Company believes that the only filing deficiencies under Section 16(a) by its directors and executive officers during 2000 include the following: (i) late Forms 4 filed by all of the directors and one executive officer, Mr. Rakitan, who held shares of the Company’s preferred stock which automatically converted into shares of common stock upon the closing of the Company’s initial public offering (ii) one late Form 5 filed by Mr. Maki, a director and (iii) one late Form 3 filed by Mr. Pfann, an executive officer.

STOCKHOLDER PROPOSALS

Deadline for receipt of stockholder proposals for the 2002 Annual Meeting of Stockholders

      Proposals of our stockholders that are intended to be presented by such stockholders at our 2002 Annual Meeting of Stockholders must be received no later than December 21, 2001, in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, stockholders wishing to nominate directors or propose other business at the 2002 Annual Meeting, but not intending to include such nomination or proposal in the Company’s proxy statement for such meeting, must give advance written notice to the Company pursuant to our bylaws. Our bylaws provide that notice of any such nomination or proposal must be received at our principal executive offices not less than 120 days prior to the date of the 2002 Annual Meeting and must contain the information specified by our bylaws. If this notice is not timely, then the nomination or proposal will not be brought before the 2002 Annual Meeting.

EXHIBIT A

AUDIT COMMITTEE CHARTER

(I)  Purpose

      The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation’s systems of internal controls; and the Corporation’s auditing, accounting and financial reporting processes generally. The Audit Committee’s primary duties and responsibilities are to:

1.	Serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system;

2.	Review and appraise the audit efforts of the Corporation’s independent accountants; and

3.	Provide an open avenue of communication among the independent accountants, financial and senior management, and the board of directors.

      The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

(II) Composition

      The Audit Committee shall consist of three or more independent directors.

      All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

(III) Meetings

      The Committee shall meet on a regular basis and shall hold special meetings as circumstances require. As part of its job to foster open communication, the Committee should meet at least annually with management and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Corporation’s financials.

(IV) Responsibilities and Duties

      To fulfill its responsibilities and duties the Audit Committee shall:

          Documents/ Reports Review

1.	Review and update this Charter at least annually.

2.	Review the organization’s annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

3.	Review the regular internal financial reports and management’s response.

          Independent Accountants

4.	Recommend to the Board of Directors the selection of the independent accountants and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee shall obtain a formal written statement from the accountants

A-1

delineating all relationships between the accountants and the Corporation consistent with Independence Standards Board Standard 1, and shall review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants’ independence.

5.	Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

6.	Periodically consult with the independent accountants out of the presence of management about internal controls and the completeness and accuracy of the organization’s financial statements.

          Financial Reporting Processes

7.	In consultation with the independent accountants, review the integrity of the organization’s financial reporting processes, both internal and external.

8.	Consider the independent accountants’ judgments about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting.

9.	Consider and approve, if appropriate, major changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent accountants or management.

          Process Improvement

10.	Establish regular and separate systems of reporting to the Audit Committee by management and the independent accountants regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

11.	Following completion of the annual audit, review separately with management and the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

12.	Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.

13.	Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

14.	Perform any other activities consistent with this Charter, the Corporation’s By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

A-2

      2051-PS-01

ZLSB1B	DETACH HERE

PROXY

LARGE SCALE BIOLOGY CORPORATION

3333 VACA VALLEY PARKWAY, SUITE 1000
VACAVILLE, CALIFORNIA 95688

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS

     The undersigned hereby appoints Robert L. Erwin, David R. McGee, Ph.D., and John S. Rakitan, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Large Scale Biology Corporation (the “Company”) held of record by the undersigned on April 6, 2001 at the Annual Meeting of Stockholders to be held on May 18, 2001 and any adjournment thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO PROPOSAL 1 AND PROPOSAL 2, SPECIFIED IN THIS PROXY, THIS PROXY WILL BE VOTED “FOR” SUCH PROPOSALS.

PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

DETACH HERE

[X]	Please mark votes as in this example.

1.	Election of Directors.

Nominees:	(01) Robert L. Erwin, (02) N. Leigh Anderson, Ph.D., (03) Norman G. Anderson, Ph.D., (04) Marvyn Carton, (05) Bernard I. Grosser, M.D., (06) Charles A. Hayes, (07) Sol Levine, (08) John W. Maki, (09) John J. O’Malley, (10) Kevin J. Ryan, (11) James P. TenBroek, and (12) Jacobo Zaidenweber, M.D.

FOR ALL NOMINEES	[ ]	[ ]	WITHHELD FROM ALL NOMINEES

[ ]	For all nominees except as noted above

		FOR	AGAINST	ABSTAIN

2.	Ratify the appointment of Deloitte & Touche LLP as independent auditors.	[ ]	[ ]	[ ]

In their discretion, the proxy holders are authorized to vote the shares represented by this proxy upon any other business that may properly come before the meeting. In each such case, the proxy holders shall vote the shares according to the recommendation of management.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	[ ]

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	[ ]

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature:	Date:	Signature:	Date: